EXHIBIT 23.2

The Share Exchange as described in Note 17 to the consolidated financial statements has not been consummated at June 15, 2004. When this event has been consummated, we will be in a position to render the following consent.

KPMG LLP

We consent to the inclusion of our report dated February 24, 2004, except as to Note 17, which is as of . . . . , with respect to the consolidated balance sheets of ATX Technologies, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2003 included herein and to the reference to our firm under the headings “Experts” and “Selected Historical Data” in the prospectus.

The audits referred to in our report dated February 24, 2004, included the related financial statement schedules as of December 31, 2003, and for each of the years in the three-year period ended December 31, 2003, included in the registration statement. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.